FOR IMMEDIATE RELEASE

Columbia Laboratories Extends Stockholder Rights Plan to Preserve Use of Net Operating Losses under Section 382

LIVINGSTON, NJ - September 22, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX) (the “Company”) today announced that its Board of Directors on September 16, 2011, adopted amendments to its Stockholder Rights Plan (the "Rights Plan"), adopted March 12, 2002, to extend the expiration date of the Rights Plan from March 12, 2012, to July 3, 2013, to preserve the value of significant tax assets associated with the Company's tax net operating loss carryforwards ("NOLs") under Section 382 of the Internal Revenue Code.

The Company reported NOLs totaling approximately $160 million as of December 31, 2010. United States Federal income tax rules, and Section 382 of the Internal Revenue Code in particular, substantially limit the use of those tax assets if the Company experiences an "ownership change." Ownership changes under Section 382 generally relate to a cumulative change in ownership among stockholders with at least a 5% ownership interest (as determined under the rules of Section 382) of more than 50% over a rolling three-year period.

The Company's current cumulative change in ownership among stockholders with at least a 5% ownership interest (as determined under the rules of Section 382) is approximately 40% over the immediately preceding three-year period. The cumulative change in ownership will fall to approximately 29% on October 29, 2012, and to 0% on July 3, 2013, provided that no person or group acquires 5% or more of the outstanding shares of the Company's Common Stock and no current 5% stockholder acquires additional Common Stock.

Pursuant to the Rights Plan, if any person or group (subject to certain exceptions specified in the Rights Plan) acquires 4.99% or more of the outstanding shares of Common Stock, or if any current 5% stockholder were to acquire additional Common Stock other than by exercising or converting existing equity-linked securities, without the prior approval of the Company's Board of Directors, a significant dilution in the voting and economic ownership of such person or group would occur.

The amendment to the Rights Plan was not adopted as an anti-takeover measure. The Rights Plan may be terminated by the Board of Directors at any time prior to the rights being triggered. Further, if the Board of Directors determines that the NOLs have been substantially realized, are no longer substantially available or would otherwise not be adversely impacted by an ownership change, the amendment will be rescinded.

354 Eisenhower Parkway ● Livingston, NJ 07039

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono. The Company's NDA for progesterone vaginal gel in the preterm birth indication was accepted for filing by the FDA with a February 26, 2012 PDUFA date.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “intends,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc. in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; successful development of a next-generation vaginal progesterone product; the outcome of further analyses by the FDA of the clinical data in the NDA for progesterone vaginal gel in the preterm birth indication; success in obtaining timely FDA approval of progesterone vaginal gel in the preterm birth indication; the ability of our third-party manufacturers to supply CRINONE; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.

Contact:
Lawrence A. Gyenes                                Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer            Vice President
Columbia Laboratories, Inc.                            The Trout Group LLC
(973) 486-8860                                (646) 378-2952

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354 Eisenhower Parkway ● Livingston, NJ 07039